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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    Commission File Number      0-20815
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                                     Aviron
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             (Exact Name of Registrant as specified in its charter)

   297 North Bernardo Avenue, Mountain View, California 94043, (650) 919-6500
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Common Stock, $0.01 par value per share (including related Preferred Stock
                                Purchase Rights)
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [  x  ]             Rule 12h-3(b)(1)(ii)  [      ]
      Rule 12g-4(a)(1)(ii) [     ]             Rule 12h-3(b)(2)(i)   [      ]
      Rule 12g-4(a)(2)(i)  [     ]             Rule 12h-3(b)(2)(ii)  [      ]
      Rule 12g-4(a)(2)(ii) [     ]             Rule 15d-6            [      ]
      Rule 12h-3(b)(1)(i)  [  x  ]

Approximate number of holders of record as of the certification or
notice date:                                                             1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Aviron has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:       January 15, 2002             BY:   /s/ Charlene A. Friedman
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                                              Name:  Charlene A. Friedman
                                              Title: Vice President, General
                                                     Counsel and Secretary